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                                                                     EXHIBIT 4.6

                               SIXTH AMENDMENT OF
                      BUDGET GROUP, INC. SAVINGSPLUS PLAN
              (As Amended and Restated Effective January 1, 1993)


         WHEREAS, Budget Group, Inc. (the "Corporation") maintains the Budget Group, Inc. SavingsPlus Plan (the "Plan"); and

         WHEREAS, the Plan has been amended from time to time and further amendment of the Plan now is considered desirable;

         NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Corporation under Section 14.1 of the Plan, and pursuant to authority delegated to the officers of the Corporation by resolution of its Board of Directors, the Plan is hereby amended in the following respects, effective June 30, 1998:

         1. By substituting the following for the definition of "Eligible Employee" in Article II:

                              "`Eligible Employee' means any Employee of the
               Company (or any Affiliated Company which adopts the Plan under Section 16.1) who has completed 1,000 Hours of Service during a Computation Period except (a) any Employee who is a member of a collective bargaining unit and who is covered by a collective bargaining agreement which does not specifically provide for coverage under the Plan, and (b) any Leased Employee. In the case of an Employee who is employed by a company on the date of its acquisition (including acquisition of substantially all the assets of such company) by or merger into the Company or an Affiliated Company which has adopted the Plan, except to the extent that the Committee provides otherwise, such Employee's hours of service with such acquired company prior to the date of acquisition or merger shall be considered Hours of Service for purposes of this definition as of the date of such acquisition."

         2. By substituting "Budget Group, Inc." for "Budget Rent a Car Corporation" in the definition of "Sponsor" in Article II.

         3. By substituting the following for paragraph (b) of the definition of "Year of Service" in Article II:


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                           "(b) Except to the extent that the Committee
               provides otherwise, for purposes of vesting under the Plan, if an Employee was employed by a company on the date such company was acquired (including acquisition of substantially all of the assets of such company) by or merged into the Company or an Affiliated Company which has adopted the Plan, such Employee's hours of service with such acquired company prior to the date of acquisition or merger shall be considered Hours of Service for purposes of this definition as of the date of such acquisition. In no event, however, shall an Employee be credited with service for a franchise of the Company for a period during which he is not an Employee."

         4.    By substituting the following for the second sentence of
               Section 3.1(a):

               "Every other Eligible Employee shall become an Active Participant on the first administratively feasible Entry Date:

                           (i)      as of which he is an Eligible Employee and

                           (ii) as of which he has either (A) entered into a Compensation deferral agreement under Section 4.1 or (B) become entitled to an allocation of Retirement Plan Contributions under Section 5.1(d)."

         5.    By substituting the following for Section 16.1:

                           "16.1 Adoption of Plan. Except to the extent that
               the Compensation Committee provides otherwise, an Affiliated Company which is, on or after June 30, 1998, a wholly-owned direct or indirect subsidiary of Budget Group, Inc. may adopt this Plan for the benefit of its Eligible Employees in the manner provided below. Any other Affiliated Company may, with the consent of the Board of Directors, adopt this Plan for the benefit of its Eligible Employees in the manner provided below. An Affiliated Company which is authorized to do so may adopt the Plan by resolution of such Affiliated Company's board of directors, a certified copy of which shall be filed with the Sponsor, the Committee and the Trustee."


         IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its duly authorized officer this ____ day of __________, ____.


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                               BUDGET GROUP, INC.

                               By:
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                               Its:
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